SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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                         CENTALE, INC.
(Name of Registrant as Specified In Its Charter)

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CENTALE, INC.
37 HAMBURG STREET
EAST AURORA, NY 14052

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of Centale, Inc. (the “Company”) have given their written consent to a resolution adopted by the Board of Directors of the Company to amend the articles of incorporation so as to effect a reverse split of the Company’s common stock in a ratio of 1-for-35.  We anticipate that this Information Statement will be mailed on February 11, 2008 to shareholders of record.  On or after March 3, 2008, the amendment of the articles of incorporation will be filed with the New York Department of State and will become effective.

New York corporation law permits holders of a majority of the voting power to take shareholder action by written consent if the issuer’s certificate of incorporation authorizes such action.  Centale’s certificate of incorporation authorizes shareholder action by written consent.  Accordingly, the Company will not hold a meeting of its shareholders to consider or vote upon the amendment of the Company’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.
YOU ARE REQUESTED NOT TO SEND US A PROXY.

February 11, 2008	Thaddeus A. Wier, Jr.
Chairman

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on January 25, 2008 (the “Record Date”).  On the Record Date, the authorized voting stock consisted of 250,000,000 shares of common stock, par value $0.01, each of which is entitled to one vote.  On the Record Date, there were 247,120,769 shares of common stock issued, outstanding and entitled to vote.

The following table sets forth the number of shares of voting stock beneficially owned by each person who, as of the Record Date, owned beneficially more than 5% of the Company’s voting stock, as well as the ownership of such shares by each member of the Company’s Board of Directors and the shares beneficially owned by its officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Class
Thaddeus A. Wier, Jr.	97,769,890	(2)	39.6%
Patrick T. Parker	4,689,745	(3)	1.9%
Sterling Shepperd	6,200,000		2.5%
All officers and directors as a group (3 persons)	108,659,635		44.0%
Carlos Huerta 3980 Howard Hughes Parkway Las Vegas, NV 89109	56,575,745	(4)	22.9%
Kenneth Keller 1206 Carriage Rd. East Aurora, NY 14052	13,183,912		5.3%
____________________________
(1)	The address of each shareholder, unless otherwise noted, is c/o Centale, Inc. 37 Hamburg Street, East Aurora, NY 14052.
(2)	Includes 289,800 shares owned by Mr. Wier’s minor children.
(3)	Includes 60,000 shares owned by Mr. Parker’s spouse and 5,000 shares owned by his daughter.
(4)	Includes (a) 37,029,918 shares owned by Go Global, Inc., of which Mr. Huerta is the sole owner, and (b) 310,000 shares that Mr. Huerta holds as trustee of trust for the benefit of his minor children.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

The Board of Directors of the Company has unanimously adopted a resolution to amend the Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock at a ratio of 1:35 (the “Reverse Split”).  The holders of shares representing a majority of the voting power of the Company’s outstanding voting stock have given their written consent to the resolution. Under New York corporation law, the consent of the holder of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the New York Department of State on or after March 3, 2008, and it will become effective on the date of such filing (the “Effective Date”).

The Amendment to the Certificate of Incorporation provides that each thirty-five shares of common stock outstanding on the Effective Date will be exchanged for one post-Reverse Split share of Company common stock (“New Common Stock”).  No fractional shares or scrip will be issued; rather, shareholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will be issued one whole share of New Common Stock in lieu of the fraction.

Reasons for Approving the Reverse Stock Split

There are two primary reasons why the Board of Directors approved the Reverse Split.  The first reason is the exhaustion of our authorized stock. Our articles of incorporation authorize the Board of Directors to issue 250,000,000 common shares.  At present, 247,120,769 common shares have been issued and remain outstanding.  There is not an adequate number of authorized but unissued shares of common stock available for the various purposes for which the Board of Directors might wish to use such shares, such as effecting acquisitions, business expansion, obtaining financing, and recruiting management personnel, all of which will be necessary if Centale is to take advantage of new business opportunities.

The Company currently has very limited operations.  The Company’s business plan is to acquire one or more business operations that will be synergistic with the Company’s COMPRO™ technology.  If an acquired company has substantial operations, it is likely that the Company will issue a substantial portion of its equity to make the acquisition.  Unless we implement the reverse stock split, such an acquisition would result in a very large number of outstanding shares, with the result that the market price for the common stock after the acquisition would be quite low.  The Corporation would also be left without any authorized but unissued shares with which to obtain financing and recruit management personnel, all of which will be necessary if Centale is to undertake new business operations.

At the present time, the Company has not entered into any acquisition agreement, and the Board of Directors has not made any specific plan, commitment, arrangement, understanding or agreement with respect to the additional authorized shares that will be available for issuance after the Reverse Split.

The second reason for the Reverse Split relates to the current low market price of our common stock. The Company may require financing to fund its business development, be it the costs of acquisitions or the capital needed to fund the growth of the acquired companies. The Board of Directors has come to the conclusion that an increase in the market price of the common stock may enhance the marketability of the common stock and so improve the Company’s prospects for obtaining financing.  It is hoped that the Reverse Split will increase the per share market price of the common stock.  There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

Recently, the market price for Centale common stock has been only pennies per share. Many brokerage firms are reluctant to recommend lower-priced stocks to their clients. The policies and practices of some brokerage houses tend to discourage individual brokers within those firms from dealing in lower priced stocks. Additionally, the brokerage commission on the purchase or sale of stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively high per share price.

The Board of Directors believes that these issues are best addressed by an increase in the inherent value per share of common stock that will occur as a result of the Reverse Split. The Board believes that, absent the Reverse Split, Centale is not likely to obtain additional financing on favorable terms. Accordingly, the Board believes that the proposed Reverse Split is essential to the Company’s growth.

General Effect of the Reverse Stock Split on Capital Stock

The New Common Stock will not be different from the common stock held by the Company’s stockholders prior to the Reverse Split.  The stockholders will have the same relative rights following the Effective Date as they had prior to the Effective Date, except to the extent the proportion of shares that they own is affected by the rounding up of fractional shares. The table below shows the cumulative effect on the Company’s common stock of the Reverse Split that will occur on the Effective Date.  The column labeled “After Reverse Split” does not reflect any adjustments that may result from the rounding-up of fractional shares because we cannot calculate at this time the number of fractional shares that will result from the Reverse Split.

Shares of Common Stock	Prior to Reverse Split	After Reverse Split
Authorized common stock	250,000,000	250,000,000
Authorized preferred stock	10,000,000	10,000,000

Issued and outstanding common stock	247,120,769	7,060,594
Issued and outstanding preferred stock	0	0

As a result of the Reverse Split, there will be 242,939,406 common shares available for issuance.  The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Company’s shareholders.  New York law requires that the Board use its reasonable business judgment to assure that the Company obtains “fair value” when it issues shares.  Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company’s common stock.

The Reverse Split, with the resulting increase in the number of shares available for issuance, is not being done for the purpose of impeding any takeover attempt.  Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company.  In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company.  This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

Exchange of Stock Certificate and Liquidation of Fractional Shares

On the Effective Date, the outstanding certificates representing shares of the Company’s common stock will be automatically converted into certificates representing shares of New Common Stock.  It is not necessary for a shareholder to obtain a replacement certificate in order to be registered in the record books of the corporation as the owner of the appropriate number of share of New Common Stock.  Every shareholder who wishes to receive a replacement certificate, however, may do so by surrendering to the Transfer Agent his certificate representing shares of pre-Reverse Split and paying the Transfer Agent’s standard fee.  In exchange, he will receive a replacement certificate representing the appropriate number of share of New Common Stock.  The name and address of the Transfer Agent are:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
212-936-5100

No Dissenters Rights

Under New York law, shareholders are not entitled to dissenters’ rights with respect to any of the transactions described in this Information Statement.

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